EXHIBIT 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS
Fiscal Year Diluted EPS Growth of 7% and Adjusted EPS growth of 15%
Record Closed Sales of $188 million up 25%
Recurring Fee Revenue Growth of 29%
Board Approves 11% Increase in Annual Dividend to $1.46
Guidance Calls for 15-19% Adjusted EPS Growth in Fiscal Year 2018
LAKE SUCCESS, N.Y., August 10, 2017 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter of its fiscal year 2017. Results for the three and twelve months ended June 30, 2017 compared with the same period last year were as follows:

Summary Financial Results	Fourth Quarter			Fiscal Year
Dollars in millions, except per share data	2017	2016	Change	2017	2016	Change

Total revenues	$1,346	$975	38%	$4,143	$2,897	43%
Recurring fee revenues	806	649	24%	2,451	1,895	29%

Operating income	297	270	10%	532	500	6%
Operating income margin	22.1%	27.7%		12.8%	17.3%

Adjusted operating income - Non-GAAP	324	279	16%	623	537	16%
Adjusted operating income margin - Non-GAAP	24.1%	28.6%		15.0%	18.5%

Diluted EPS	$1.57	$1.40	12%	$2.70	$2.53	7%
Adjusted EPS - Non-GAAP	$1.71	$1.45	18%	$3.13	$2.73	15%

Closed sales	$64	$57	12%	$188	$151	25%
Richard J. Daly, President and Chief Executive Officer commented, “Broadridge ended fiscal 2017 on a strong note, driving record results. Revenues rose 43% to $4.1 billion, fueled by 6% organic growth in recurring fee revenues and the acquisition of DST’s NACC business, and Adjusted EPS increased 15% to $3.13. I am especially pleased by our strong closed sales results. Closed sales rose 25% to a record $188 million in fiscal 2017, including $64 million in the fourth quarter, positioning Broadridge well for future growth.”
Given our multi-year focus, I am proud to report that Broadridge achieved the three year financial objectives we set out at our investor day in December 2014 by delivering three year compound annual growth in recurring revenue of 14% and Adjusted earnings growth of 11%. We look forward to providing another set of three year objectives at our next investor day this coming December. Our guidance for fiscal year 2018 calls for another strong year, with recurring fee revenue growth in the range of 4% to 6%, Adjusted EPS growth of 15% to 19%, and closed sales in the range of $170 million to $210 million,” he added.

“The Board of Directors approved an 11% increase in our annual dividend amount to $1.46 per share based on Broadridge's fiscal year 2017 performance and their confidence in the strength of our business. I am proud to note that Broadridge has raised its dividend every year since becoming a public company in 2007, with fiscal year 2018 marking the sixth consecutive double digit increase,” Mr. Daly concluded.
Fiscal Year 2018 Financial Guidance
The Company anticipates:

Recurring fee revenue growth	4-6%
Total revenue growth	2-3%

Operating income margin - GAAP	~14%
Adjusted operating income margin - Non-GAAP	~16%

Diluted earnings per share growth*	15-19%
Adjusted earnings per share growth* - Non-GAAP	15-19%

Free cash flow* - Non-GAAP	$400-450M
Closed sales	$170-210M

* Includes projected $25 million, or $0.19 per share, from excess tax benefit from stock-based compensation
Financial Results for Fourth Quarter Fiscal Year 2017
Revenues
Revenues for the three months ended June 30, 2017 ("fourth quarter of fiscal year 2017") increased 38% to $1,346 million from $975 million for the prior year period. Revenues from acquisitions contributed $258 million of this total increase, with the revenues of the North American Customer Communications business acquired from DST Systems, Inc. ("NACC") contributing $251 million.
Recurring fee revenues rose 24% to $806 million from $649 million. The increase in recurring fee revenues reflected organic growth of 8%, including 4% from internal growth and 3% from Net New Business. Acquisitions accounted for the remainder of the increase, including $101 million from the acquisition of NACC.
Distribution revenues rose $188 million, or 65%, to $476 million, largely driven by the acquisition of NACC. Event-driven revenues increased 62% to $91 million from $56 million. Changes in foreign currency rates lowered Broadridge's total revenue by $8 million as compared to the prior year period.
Operating Income
For the fourth quarter of fiscal year 2017:

•
Operating income was $297 million, an increase of $27 million, or 10%, compared to $270 million for the prior year period. Operating income margin decreased to 22.1% compared to 27.7% for the prior year period.

•
Adjusted operating income was $324 million, an increase of $45 million, or 16%, compared to $279 million for the prior year period. Adjusted operating income margin decreased to 24.1% compared to 28.6% for the prior year period.

•	The decrease in Operating income margin and Adjusted operating income margin was primarily due to the acquisition of NACC.
Interest Expense and Other non-operating Income/Expenses
Interest expense, net for the fourth quarter of fiscal year 2017 was $11 million, an increase of $4 million, or 68%, compared to $7 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness.
Other non-operating income, net was $2 million, an increase of less than $1 million compared to Other non-operating expenses, net of $1 million for the prior year period.

Net Earnings and Earnings per Share
For the fourth quarter of fiscal year 2017:

•	Net earnings increased 10% to $187 million, compared to $170 million for the prior year period.

•	Adjusted net earnings increased 16% to $204 million, compared to $176 million for the prior year period.

•	Diluted earnings per share increased 12% to $1.57, compared to $1.40 for the prior year period.

•	Adjusted earnings per share increased 18% to $1.71 from $1.45 for the prior year period.

Segment and Other Results for Fourth Quarter Fiscal Year 2017
Investor Communication Solutions ("ICS")
ICS revenues for the fourth quarter of fiscal year 2017 increased $358 million, or 45%, to $1,162 million, compared to $804 million in the prior year period. Revenues from the acquisition of NACC contributed $251 million of this total increase.
ICS recurring fee revenues in the fourth quarter of fiscal year 2017 rose $136 million, or 30%, to $596 million. The increase reflected: (i) contributions from the NACC acquisition (22pts); (ii) internal growth (5pts) and (iii) Net New Business (2pts). ICS distribution revenues rose $188 million, or 65%, to $476 million. Event-driven revenues increased $35 million to $91 million, largely as a result of higher mutual fund proxy volumes.
Position growth, which is a component of internal growth, was 7% for mutual fund and exchange-traded fund interims and 10% for annual equity proxy communications.
ICS earnings before income taxes increased $34 million, or 13%, to $296 million. The increase was primarily due to higher recurring and event-driven fee revenues, partially offset by higher operating expenses, which includes higher amortization related to the acquisitions of NACC and the Inveshare intellectual property assets. Pre-tax margins decreased by 7.1 percentage points to 25.5%.

Global Technology and Operations ("GTO")
GTO revenues for the fourth quarter of fiscal year 2017 increased $21 million, or 11%, to $210 million, compared to $190 million in the prior year period. The increase was attributable to: (i) higher Net New Business (6pts); (ii) revenue from recent acquisitions (4pts) and (iii) internal growth (1pt).
GTO earnings before income taxes rose $5 million, or 15%, to $41 million, reflecting strong revenue growth and recent efficiency initiatives. Pre-tax margins increased by 0.6 percentage points to 19.3%.
Other
Other Pre-tax loss increased 52% in the fourth quarter of fiscal year 2017 to $53 million from $35 million in the prior year period. The increase was primarily due to higher expense related to efficiency initiatives and higher interest expense driven by higher indebtedness.
Financial Results for the Fiscal Year Ended June 30, 2017
Revenues
Revenues for the fiscal year ended June 30, 2017 increased 43% to $4,143 million, from $2,897 million for the prior year period. Revenues from acquisitions contributed $1,092 million of this total increase, with the revenues of NACC contributing $1,067 million.
Recurring fee revenues rose 29% to $2,451 million from $1,895 million. The increase in recurring fee revenues reflected: contributions from our recent acquisitions (24pts), including $424 million from the acquisition of NACC, gains from Net New Business (4pts) and internal growth (2pts).
Distribution revenues rose $690 million, or 80%, to $1,554 million, largely driven by the acquisition of NACC. Event-driven revenues increased 10% to $219 million from $199 million. Changes in foreign currency rates lowered Broadridge's total revenue by $20 million as compared to the prior year period.

Operating Income
For fiscal year 2017:

•
Operating income was $532 million, an increase of $31 million, or 6%, compared to $500 million for the prior year period. Operating income margin decreased to 12.8%, compared to 17.3% for the prior year period.

•
Adjusted operating income was $623 million, an increase of $86 million, or 16%, compared to $537 million for the prior year period. Adjusted operating income margin decreased to 15.0%, compared to 18.5% for the prior year period.

•	The decrease in Operating income margin and Adjusted operating income margin was primarily due to the acquisition of NACC.
Interest Expense and Other Non-operating Income/Expenses
Interest expense, net for the fiscal year ended June 30, 2017 was $43 million, an increase of $17 million, or 66%, compared to $26 million for the prior year period. The increase was primarily due to higher interest expense driven by higher indebtedness.
Other non-operating expenses, net were less than $1 million, a decrease of $5 million compared to Other non-operating expenses, net of $6 million for the prior year period. The fiscal year ended June 30, 2017 includes a $9 million non-cash, nontaxable gain on investment from the acquisition of Message Automation Limited (the "MAL investment gain").

Net Earnings and Earnings per Share
For the fiscal year 2017:

•	Net earnings increased 6% to $327 million, compared to $307 million for the prior year period.

•	Adjusted net earnings increased 14% to $378 million, compared to $332 million for the prior year period.

•	Diluted earnings per share increased 7% to $2.70, compared to $2.53 for the prior year period.

•	Adjusted earnings per share increased 15% to $3.13 from $2.73 for the prior year period.

Segment and Other Results for Fiscal Year 2017
Investor Communication Solutions
ICS revenues for the fiscal year 2017 increased $1,201 million, or 54%, to $3,421 million, compared to $2,220 million in the prior year period. Revenues from acquisitions contributed $1,070 million of this total increase, with NACC revenues contributing $1,067 million.
ICS recurring fee revenues rose $491 million, or 42%, to $1,649 million, compared to $1,157 million in the prior year period. The increase reflected: (i) contributions from the NACC acquisition (37pts); (ii) Net New Business (4pts) and (iii) internal growth (2pts). ICS distribution revenues rose $690 million, or 80%, to $1,554 million. Event-driven revenues increased $19 million to $219 million as a result of higher mutual fund proxy volumes.
Position growth compared to the same period in the prior year, was 4% for mutual fund interims and 8% for annual equity proxy communications.
ICS earnings before income taxes increased $12 million, or 3%, to $421 million. The increase was primarily due to higher revenues, partially offset by higher operating expenses, which includes higher amortization related to the acquisitions of NACC and the Inveshare intellectual property assets as well as higher integration costs related to NACC. Pre-tax margins decreased by 6.1 percentage points to 12.3%.

Global Technology and Operations
GTO revenues for fiscal year 2017 increased $65 million, or 9%, to $803 million, compared to $738 million in the prior year period. The increase was attributable to higher Net New Business (5pts), revenue from recent acquisitions (3pts) and internal growth from higher trade and non-trade activity levels partially offset by contract renewals (1pt).

GTO earnings before income taxes rose $34 million, or 25%, to $170 million, reflecting robust revenue growth and efficiency initiatives. Pre-tax margins increased by 2.8 percentage points to 21.1%.
Other
Other Pre-tax loss increased by $32 million for fiscal year 2017 to $111 million from $79 million in the prior year period. The biggest contributors to the increased loss were a $17 million increase in net interest expense, and higher expense related to efficiency initiatives, partially offset by the $9 million MAL investment gain.

Other Events
Dividend Declaration and Increase
On August 9, 2017, Broadridge's Board of Directors declared a quarterly dividend of $0.365 per share payable on October 3, 2017 to shareholders of record on September 15, 2017. This declaration reflects the Board's approval of an increase in the annual dividend amount by 11% from $1.32 to $1.46, subject to the discretion of the Board to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the tenth consecutive year since becoming a public company in 2007.
Acquisition of Spence Johnson
On July 11, 2017, Broadridge announced the acquisition of Spence Johnson Limited ("Spence Johnson"). Spence Johnson is a leading provider of global institutional data and intelligence to the asset management industry.
Earnings Conference Call
An analyst conference call will be held today, Thursday, August 10, 2017 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through August 24, 2017, the recording will also be available by dialing 1-855-859-2056 passcode: 62382291 within the United States or 1-404-537-3406 passcode: 62382291 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles ("GAAP") except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and the MAL investment gain. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs and the MAL investment gain from these measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions and other discretionary investments. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures and Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2018 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2016 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; any material breach of Broadridge security affecting its clients’ customer information; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a global fintech leader, is the leading provider of investor communications and technology-driven solutions to banks, broker-dealers, mutual funds and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 90 percent of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full time associates in 16 countries. For more information about Broadridge, please visit www.broadridge.com.
Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Revenues	$1,345.7	$974.5	$4,142.6	$2,897.0
Operating expenses:
Cost of revenues	910.1	586.3	3,109.6	1,975.9
Selling, general and administrative expenses	138.6	117.9	501.4	420.9
Total operating expenses	1,048.7	704.2	3,611.0	2,396.8
Operating income	297.0	270.3	531.6	500.3
Interest expense, net	10.9	6.5	42.7	25.7
Other non-operating (income) expenses, net	1.5	1.3	0.8	5.6
Earnings before income taxes	284.7	262.5	488.1	468.9
Provision for income taxes	97.6	92.5	161.4	161.4
Net earnings	$187.1	$170.1	$326.8	$307.5
Basic earnings per share	$1.60	$1.44	$2.77	$2.60
Diluted earnings per share	$1.57	$1.40	$2.70	$2.53
Weighted-average shares outstanding:
Basic	117.1	118.1	118.0	118.3
Diluted	119.5	121.1	120.8	121.6
Dividends declared per common share	$0.33	$0.30	$1.32	$1.20

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
(Unaudited)

	June 30, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$271.1	$727.7
Accounts receivable, net of allowance for doubtful accounts of $3.7 and $2.3, respectively	589.5	453.4
Other current assets	129.0	108.0
Total current assets	989.6	1,289.1
Property, plant and equipment, net	198.1	112.2
Goodwill	1,159.3	999.3
Intangible assets, net	486.4	210.3
Other non-current assets	316.4	261.8
Total assets	$3,149.8	$2,872.7

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$124.8
Accounts payable	167.2	133.2
Accrued expenses and other current liabilities	495.3	352.2
Deferred revenues	82.4	82.7
Total current liabilities	744.9	692.9
Long-term debt, excluding current portion	1,102.1	890.7
Deferred taxes	82.0	61.6
Deferred revenues	74.3	70.3
Other non-current liabilities	142.7	111.8
Total liabilities	2,146.0	1,827.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 116.5 and 118.3 shares, respectively	1.6	1.6
Additional paid-in capital	987.6	901.2
Retained earnings	1,469.4	1,297.8
Treasury stock, at cost: 38.0 and 36.2 shares, respectively	(1,398.9)	(1,116.9)
Accumulated other comprehensive loss	(55.8)	(38.2)
Total stockholders’ equity	1,003.8	1,045.5
Total liabilities and stockholders’ equity	$3,149.8	$2,872.7
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Years ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net earnings	$326.8	$307.5
Adjustments to reconcile Net earnings to Net cash flows provided by operating activities:
Depreciation and amortization	68.6	52.6
Amortization of acquired intangibles and purchased intellectual property	72.6	31.8
Amortization of other assets	31.9	26.6
Stock-based compensation expense	46.1	43.1
Deferred income taxes	(14.7)	(5.9)
Excess tax benefits from stock-based compensation awards	(40.6)	(21.3)
Other	0.5	(4.6)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(44.4)	(5.3)
(Increase) decrease in Other current assets	5.6	(12.5)
Increase in Accounts payable	16.2	6.2
Increase in Accrued expenses and other current liabilities	119.2	69.6
Increase (decrease) in Deferred revenues	(4.5)	2.9
Non-current assets and liabilities:
Increase in Other non-current assets	(90.7)	(59.5)
Increase in Other non-current liabilities	23.2	6.5
Net cash flows provided by operating activities	515.9	437.7
Cash Flows From Investing Activities
Capital expenditures	(85.4)	(57.7)
Software purchases and capitalized internal use software	(28.3)	(17.8)
Acquisitions, net of cash acquired	(448.7)	(53.0)
Purchase of intellectual property	(90.0)	—
Equity method investment	(6.0)	(4.9)
Other investing activities	(0.9)	(3.4)
Net cash flows used in investing activities	(659.3)	(136.9)
Cash Flows From Financing Activities
Repayments on Senior notes	(125.0)	—
Proceeds from Long-term debt	500.0	807.9
Repayments on Long-term debt	(290.0)	(475.0)
Excess tax benefit from stock-based compensation awards	40.6	21.3
Dividends paid	(152.2)	(138.2)
Purchases of Treasury stock	(342.8)	(119.8)
Proceeds from exercise of stock options	60.9	24.8
Payment of contingent consideration liabilities	(0.7)	(8.9)
Costs related to amendment of revolving credit facility	(1.8)	—
Costs related to issuance of bonds	(0.7)	(3.6)
Net cash flows provided by (used in) financing activities	(311.7)	108.6
Effect of exchange rate changes on Cash and cash equivalents	(1.6)	(5.7)
Net change in Cash and cash equivalents	(456.7)	403.7
Cash and cash equivalents, beginning of fiscal year	727.7	324.1
Cash and cash equivalents, end of fiscal year	$271.1	$727.7

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(In millions)
(Unaudited)

Segment results:

	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$1,162.1	$803.6	$3,421.4	$2,220.4
Global Technology and Operations	210.4	189.7	802.7	738.0
Foreign currency exchange	(26.7)	(18.8)	(81.5)	(61.4)
Total	$1,345.7	$974.5	$4,142.6	$2,897.0

	Earnings (Loss) before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
	(in millions)
Investor Communication Solutions	$296.0	$262.0	$421.0	$409.1
Global Technology and Operations	40.7	35.5	169.6	135.4
Other	(52.6)	(34.7)	(110.5)	(79.0)
Foreign currency exchange	0.5	(0.3)	8.1	3.4
Total	$284.7	$262.5	$488.1	$468.9

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
	(in millions)
Operating income (GAAP)	$297.0	$270.3	$531.6	$500.3
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	7.9	72.6	31.8
Acquisition and Integration Costs	7.1	1.0	19.1	5.0
Adjusted Operating income (Non-GAAP)	$323.9	$279.2	$623.3	$537.1

Operating income margin (GAAP)	22.1%	27.7%	12.8%	17.3%
Adjusted Operating income margin (Non-GAAP)	24.1%	28.6%	15.0%	18.5%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
	(in millions)
Net earnings (GAAP)	$187.1	$170.1	$326.8	$307.5
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	19.7	7.9	72.6	31.8
Acquisition and Integration Costs	7.1	1.0	19.1	5.0
MAL investment gain (a)	—	—	(9.3)	—
Tax impact of adjustments	(9.6)	(3.3)	(30.9)	(12.7)
Adjusted Net earnings (Non-GAAP)	$204.3	$175.6	$378.3	$331.7
(a) Represents a non-cash, nontaxable gain on investment.

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Diluted earnings per share (GAAP)	$1.57	$1.40	$2.70	$2.53
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.17	0.06	0.60	0.26
Acquisition and Integration Costs	0.06	0.01	0.16	0.04
MAL investment gain	—	—	(0.08)	—
Tax impact of adjustments	(0.08)	(0.03)	(0.26)	(0.10)
Adjusted earnings per share (Non-GAAP)	$1.71	$1.45	$3.13	$2.73

	Fiscal Year Ended June 30,
	2017	2016
	(in millions)
Net cash flows provided by operating activities (GAAP)	$515.9	$437.7

Capital expenditures and Software purchases and capitalized internal use software	(113.7)	(75.5)
Free cash flow (Non-GAAP)	$402.2	$362.2
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2018 Guidance
(In millions, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share Growth Rate (1) (2)
Diluted earnings per share (GAAP)	15% - 19% growth
Adjusted earnings per share (Non-GAAP)	15% - 19% growth

Adjusted Operating Income Margin (3)
Operating income margin % (GAAP)	~14%
Adjusted Operating income margin % (Non-GAAP)	~16%

Free Cash Flow (2)
Net cash flows provided by operating activities (GAAP)	$510 - $580
Capital expenditures and Software purchases and capitalized internal use software	(110) - (130)
Free cash flow (Non-GAAP)	$400 - $450

(1) Adjusted EPS growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2018 Non-GAAP Adjusted EPS guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, net of taxes, of approximately $0.50 per share.

(2) Includes projected $25 million, or $0.19 per share, from excess tax benefit from stock-based compensation.

(3) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2018 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $90 million.